HORIZON INDUSTRIES LTD.

                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS

                           FEBRUARY 28, 2006 AND 2005

STALEY, OKADA & PARTNERS                      Suite 400 - 889 West Pender Street
CHARTERED ACCOUNTANTS                               Vancouver, BC Canada V6C 3B2
                                                                Tel 604 694-6070
                                                                Fax 604 585-8377
                                                            info@staleyokada.com
                                                             www.staleyokada.com



AUDITORS' REPORT

- ------------------------------------------------------------------------------

TO THE SHAREHOLDERS OF HORIZON INDUSTRIES LTD.:

We have audited the consolidated balance sheets of Horizon Industries Ltd. (the "Company") (A Development Stage Company) as at February 28, 2006 and 2005 and the consolidated statements of operations and deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at February 28, 2006 and 2005 and the results of its operations and deficit and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.


                                                      "STALEY, OKADA & PARTNERS"


Vancouver, B.C.                                         STALEY, OKADA & PARTNERS
June 7, 2006                                               CHARTERED ACCOUNTANTS

- ------------------------------------------------------------------------------


HORIZON INDUSTRIES LTD.                                                               STATEMENT 1
                                                                                      -----------
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
EXPRESSED IN CANADIAN FUNDS

                                                                 FEBRUARY 28,     February 28,
ASSETS                                                                   2006             2005
- -------------------------------------------------------------------------------------------------
CURRENT
    Cash and cash equivalents                                 $       129,621     $      43,281
    Amounts receivable                                                 14,962               295
    Deferred financing fees (NOTE 5)                                   27,500                 -
    Prepaid Deposits                                                   16,828            15,793
                                                             ------------------------------------
                                                                      188,911            59,369
PETROLEUM AND NATURAL GAS INTERESTS SCHEDULE (NOTE 4)                 503,063         1,046,984
                                                             ------------------------------------
                                                              $       691,974     $   1,106,353
=================================================================================================


LIABILITIES
- -------------------------------------------------------------------------------------------------
CURRENT
    Note payable (NOTE 4C)                                    $        23,263     $      34,578
    Accounts payable and accrued liabilities                           76,522            77,578
    Convertible loan (NOTE 5)                                         230,000                 -
                                                             ------------------------------------
                                                                      329,785           112,156
                                                             ------------------------------------

SHARE SUBSCRIPTION RECEIVED                                                 -           229,500
                                                             ------------------------------------


CONTINUED OPERATIONS (NOTE 2)

SHAREHOLDERS' EQUITY
- -------------------------------------------------------------------------------------------------
SHARE CAPITAL (NOTE 6)                                              2,686,804         1,753,880
CONTRIBUTED SURPLUS (NOTE 6E)                                         158,947            63,800
DEFICIT - STATEMENT 2                                              (2,483,562)       (1,052,983)
                                                             ------------------------------------
                                                                      362,189           764,697
                                                             ------------------------------------
                                                              $       691,974     $   1,106,353
=================================================================================================


APPROVED BY THE DIRECTORS:

       "CHRIS WENSLEY"       , Director
- -----------------------------

     "PATRICK FORSEILLE"     , Director
- -----------------------------

                                    - See Accompanying Notes -

                                               F-2




HORIZON INDUSTRIES LTD.                                                               STATEMENT 2
                                                                                      -----------
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
EXPRESSED IN CANADIAN FUNDS


                                                                  YEAR ENDED         Year Ended
                                                                FEBRUARY 28,       February 28,
                                                                        2006               2005
- -------------------------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE EXPENSES
   Stock option expense                                     $        101,433   $         36,627
   Professional fees                                                  97,484             51,638
   Shareholder communications                                         85,130             88,127
   Management fees                                                    70,870             68,615
   Office and administration                                          52,669             31,690
   Rent                                                               50,859             47,000
   Regulatory fees and transfer agent                                 16,369             19,772
   Consulting fees                                                     9,775             11,500
   Financing charges (NOTE 5)                                          8,500                  -
   Foreign exchange loss                                               6,876              5,445
   Lease operating expense                                             6,651                  -
   Bank and interest charges                                           3,694              3,938
   Travel                                                              2,952             18,029
                                                          ---------------------------------------
                                                                     513,262            382,381
                                                          ---------------------------------------

LOSS BEFORE OTHER ITEMS                                             (513,262)          (382,381)
   Write off of petroleum and natural gas interest                  (917,317)                 -
                                                          ---------------------------------------

LOSS FOR THE YEAR                                                 (1,430,579)          (382,381)
   Deficit - Beginning of year                                    (1,052,983)          (670,602)
                                                          ---------------------------------------
DEFICIT - END OF YEAR                                       $     (2,483,562)  $     (1,052,983)
=================================================================================================

LOSS PER SHARE - BASIC AND DILUTED                          $          (0.10)  $          (0.04)
=================================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING              13,769,055          8,614,714
=================================================================================================

                                    - See Accompanying Notes -

                                               F-3




HORIZON INDUSTRIES LTD.                                                                        STATEMENT 3
                                                                                               -----------
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
EXPRESSED IN CANADIAN FUNDS


                                                                            YEAR ENDED        Year Ended
                                                                          FEBRUARY 28,      February 28,
CASH RESOURCES PROVIDED BY (USED IN)                                              2006              2005
- ----------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
  Loss for the year                                                   $     (1,430,579)   $     (382,381)
  Adjustment for items not involving cash:
     Stock option expense                                                      101,433            36,627
     Write off of petroleum and natural gas interest                           917,317                 -
     Shares issued for services                                                 27,350                 -
     Deferred financing fees                                                     2,500                 -
  Changes in non-cash working capital:
     Accounts receivable                                                       (14,667)            6,179
     Prepaid deposits                                                           (1,035)          (15,793)
     Accounts payable and accrued liabilities                                   (1,055)           72,850
                                                                     -------------------------------------
                                                                              (398,736)         (282,518)
                                                                     -------------------------------------

INVESTING ACTIVITIES
  Acquisition of petroleum and natural gas interests                          (420,130)         (115,214)
  Deferred exploration expenditures incurred                                  (796,173)         (575,396)
  Disposition of interest in petroleum and natural gas interest                842,906                 -
                                                                     -------------------------------------
                                                                              (373,397)         (690,610)
                                                                     -------------------------------------

FINANCING ACTIVITIES
  Note payable                                                                 (11,315)           34,578
  Share subscription received                                                        -           229,500
  Proceeds from share issuance                                                 689,020           668,100
  Share issuance costs                                                         (19,232)          (31,830)
  Convertible loan                                                             200,000                 -
                                                                     -------------------------------------
                                                                               858,473           900,348
                                                                     -------------------------------------

INCREASE (DECREASE) IN CASH                                                     86,340           (72,780)
  Cash and cash equivalents, beginning of year                                  43,281           116,061
                                                                     -------------------------------------
CASH AND CASH EQUIVALENTS - END OF YEAR                               $        129,621    $       43,281
==========================================================================================================


SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS:
  Stock option expense                                                $        101,433    $       36,627
  Shares issued for services                                          $         27,350    $            -
  Write off of acquisition of petroleum and natural gas interests     $         13,533    $            -
  Write off of deferred exploration expenditures incurred on
    petroleum and natural gas interests                               $        903,784    $            -
  Deferred financing fees                                             $          2,500    $            -
==========================================================================================================


                                        - See Accompanying Notes -

                                                    F-4



HORIZON INDUSTRIES LTD.                                                                   SCHEDULE
                                                                                          --------
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED SCHEDULES OF PETROLEUM AND NATURAL GAS INTERESTS
EXPRESSED IN CANADIAN FUNDS


                                                                   YEAR ENDED          Year Ended
                                                                 FEBRUARY 28,        February 28,
                                                                         2006                2005
- ------------------------------------------------------------------------------- ------------------

PETROLEUM AND NATURAL GAS INTEREST - BEGINNING OF YEAR       $      1,046,984    $        356,374
                                                             -------------------------------------

MANAHUILLA CREEK, TEXAS
Acquisition costs                                                           -               8,277
                                                             -------------------------------------

Deferred exploration costs
  Drilling and completion                                                   -             184,962
  Property evaluation                                                       -                 623
  Consulting                                                              575               1,272
                                                             -------------------------------------
                                                                          575             186,857
                                                                          575             195,134
                                                             -------------------------------------

WHATLEY PROSPECT, TEXAS
  (Recovery) Drilling and completion                                  (31,021)            251,633
                                                             -------------------------------------

BEAVER DAM CREEK, LOUISIANA
Acquisition costs                                                           -              13,533
                                                             -------------------------------------

Deferred exploration costs
  Drilling and completion                                               5,423             101,657
                                                             -------------------------------------
                                                                        5,423             115,190
                                                             -------------------------------------

MINTON PROSPECT, SASKATCHEWAN
  Drilling and completion                                             274,621                   -
                                                             -------------------------------------

STEWART LEASES, TEXAS
Acquisition costs                                                     192,484              93,404
                                                             -------------------------------------

Deferred exploration costs
  Property evaluation                                                   4,788              35,249
  Drilling and completion                                             761,124                   -
  Consulting                                                            8,308                   -
                                                             -------------------------------------
                                                                      774,220              35,249
                                                             -------------------------------------

                                                                      966,704             128,653
  Recoveries                                                         (842,906)                  -
                                                             -------------------------------------
                                                                      123,798             128,653
                                                             -------------------------------------

SUBTOTAL                                                            1,420,380           1,046,984

WRITTEN OFF DURING THE YEAR                                          (917,317)                  -
                                                             -------------------------------------
PETROLEUM AND NATURAL GAS INTEREST - END OF YEAR             $        503,063    $      1,046,984
==================================================================================================


                                     - See Accompanying Notes -

                                                F-5

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- -----------------------------------------------------------------------------

1.    NATURE OF OPERATIONS

      The Company was incorporated under the provisions of the Company Act of the Province of British Columbia on February 24, 1997 as J.P.T. Resources Ltd., and changed its name to Horizon Industries Ltd. on June 7, 1999.

      The Company was listed effective January 2, 2001 and received final acceptance to its Qualifying Transaction on October 8, 2002. As a result, on October 9, 2002, the Company was no longer considered to be a Capital Pool Company. The Company's trading symbol is "HRZ".

      The Company is an emerging petroleum and natural gas exploration company and is currently devoted to the negotiation of, acquisition of, participation in, or investment of, an interest in petroleum and natural gas properties.

      On December 22, 2003, the Company formed a wholly-owned subsidiary, Horizon Industries (USA), Ltd., which was incorporated in the State of Nevada. All current and future U.S. based petroleum and natural gas interests will be legally held by this wholly-owned U.S. subsidiary.

- ------------------------------------------------------------------------------

2.    CONTINUANCE OF OPERATIONS

      These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business.

      Several adverse conditions cast doubt on the validity of this assumption. The Company has incurred significant operating losses over the past several fiscal years, is currently unable to self-finance operations and has a working capital deficiency of $140,874.

      The Company's ability to continue as a going concern is dependent upon its ability to accomplish the following:

      |X|   maintain its petroleum and natural gas prospects in good standing
            (NOTE 4);
      |X|   raise additional capital through private placements;
      |X|   achieve profitable operations in the future;
      |X|   receive continued financial support from its general and related creditors.

      The Company has incurred recurring operating losses which required additional funds to meet its obligations and maintain its operations. In addition the Company at year-end is on default for a Note Payable (NOTE
      4c).

      To date the Company has not earned significant revenues and is considered to be in the development stage.

      These financial statements do not reflect adjustments that would be necessary if the going concern assumption were not appropriate because management believes that the actions already taken or planned will mitigate the adverse conditions and events that raise doubts about the validity of the going concern assumption used in preparing these financial statements.

      If the going concern assumption were not appropriate for these financial statements then adjustments would be necessary in the carrying value of assets and liabilities, the reported revenue and expenses and the balance sheet classifications used.

- -----------------------------------------------------------------------------

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- -----------------------------------------------------------------------------

3.    SIGNIFICANT ACCOUNTING POLICIES

      The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

      a)    BASIS OF PRESENTATION

            These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Horizon Industries (USA), Ltd., which was incorporated in the State of Nevada on December 22, 2003 (individually and collectively referred to as the "Company"). All inter-company transactions and balances have been eliminated on consolidation.

      b)    USE OF ESTIMATES

            The preparation of consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

      c)    INCOME TAXES

            Current income taxes are recognized for the estimated income taxes payable for the current period. Future taxes are recognized for the tax consequences of "temporary differences" by applying enacted or substantively enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on future taxes for a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. In addition, this policy requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

      d)    OIL AND GAS PROPERTIES

            The Company follows the full cost method of accounting for oil and gas operations, whereby all costs of exploring for and developing oil and gas reserves are capitalized and accumulated in cost centres established on a country-by-country basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells, interest costs on significant investments in unproved properties and major development projects and overhead charges directly related to acquisition, exploration and development activities, less any government incentives relating thereto.

            The costs related to each cost centre from which there is production, together with the costs of production equipment, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves of each country. Oil and natural gas reserves and production are converted into equivalent units based upon estimated relative energy content. Costs of acquiring and evaluating significant unproved properties are initially excluded from depletion calculations. These unevaluated properties are assessed periodically to ascertain whether impairment in value has occurred. When proved reserves are assigned or the value of the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion.

- -----------------------------------------------------------------------------

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- ----------------------------------------------------------------------------

3.    SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

      d)    OIL AND GAS PROPERTIES - CONTINUED

            The capitalized costs less accumulated amortization in each cost centre from which there is production are limited to an amount equal to the estimated future net revenue from proved reserves (based on prices and costs at the balance sheet date) plus the cost (net of impairments) of unproved properties. The total capitalized costs less accumulated depletion and amortization and deferred taxes of all cost centres is further limited to an amount equal to the estimated future net revenue from proved reserves plus the cost (net of impairments) of all cost centres less estimated future general and administrative expenses, future financing costs and taxes.

            The costs (including exploratory dry holes) related to cost centres from which there has been no commercial production are not subject to depletion until commercial production commences. The capitalized costs are periodically assessed to determine whether it is likely such costs will be recovered in the future. Costs unlikely to be recovered in the future are written off. Proceeds from the sale of oil and gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the rate of depletion and amortization.

      e)    CASH AND CASH EQUIVALENTS

            Cash and cash equivalents consist of highly liquid investments which are readily convertible into cash with maturities of three months or less when purchased.

      f)    EARNINGS (LOSS) PER SHARE

            Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share amounts are calculated after giving effect to the potential dilutions that would occur if securities or other contracts to issue common shares were exercised or converted to common shares using the treasury stock method. The treasury stock method assumes that proceeds received from the exercise of stock options and warrants will be used to repurchase common shares at the prevailing market rate.

      g)    FOREIGN CURRENCY TRANSLATIONS

            The Company's functional and reporting currency is the Canadian dollar. Transactions denominated in other currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction date. Carrying values of monetary assets and liabilities denominated in foreign currencies are adjusted at each balance sheet date to reflect exchange rates prevailing at that date.

            Integrated foreign operations are translated into the functional currency using the temporal method as follows:

            i) Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
            ii) Non-monetary assets and liabilities, and equity at historical rates, and
            iii) Revenue and expense items at the average rate of exchange prevailing during the period.

            Gains and losses on translation are included in determining net income for the period.

      h)    PROPERTY OPTION AGREEMENTS

            From time to time, the Company may acquire or dispose of a property pursuant to the terms of an option agreement. Due to the fact that options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded. Option payments are recorded as property costs or recoveries when the payments are made or received.

- -----------------------------------------------------------------------------

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- ----------------------------------------------------------------------------

3.    SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

      i)    ASSET RETIREMENT OBLIGATIONS

            Effective March 1, 2004, the Company adopted the recommendations of CICA Handbook Section 3110, ASSET RETIREMENT OBLIGATIONS. This new section requires recognition of a legal liability for obligations relating to retirement of property, plant, and equipment, and arising from the acquisition, construction, development, or normal operation of those assets. Such asset retirement cost must be recognized at fair value, when a reasonable estimate of fair value can be estimated, in the period in which it is incurred, added to the carrying value of the asset, and amortized into income on a systematic basis over its useful life.

            There is no material impact on the consolidated financial statements resulting from the adoption of Section 3110 either in the current or prior years presented.

      j)    STOCK-BASED COMPENSATION

            All stock-based awards made to employees and non-employees are measured and recognized using a fair value based method. For employees, the fair value of the options is measured at the date of the grant. For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is complete or the date the performance commitment is reached or the date at which the equity instruments are granted if they are fully vested and non-forfeitable. For employees and non-employees, the fair value of the options is accrued and charged to operations, with the offsetting credit to contributed surplus, on a straight-line basis over the vesting period. If and when the stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital

      k)    FLOW-THROUGH SHARES

            Under the terms of Canadian flow-through share legislation, the tax attributes of qualifying expenditures are renounced to subscribers. To recognize the foregone tax benefits, share capital is reduced and a future income tax liability is recognized as the related expenditures are renounced, and this future income tax liability is then reduced by the recognition of previously unrecorded future income tax assets on unused tax losses and deductions.

      l)    VARIABLE INTEREST ENTITIES

            Effective March 1, 2005, the Company adopted Accounting Guideline 15, "CONSOLIDATION OF VARIABLE INTEREST ENTITIES" ("VIEs"), issued by the Canadian Institute of Chartered Accountants. VIEs are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The adoption of this standard does not have an impact on the consolidated financial statements.

- -----------------------------------------------------------------------------

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- -----------------------------------------------------------------------------

4.    PETROLEUM AND NATURAL GAS INTERESTS

      As at February 28, 2006, the Company's petroleum and natural gas interests include the following:

                                                                                                            February28,
                                                           February 28, 2006                                       2005
                       ----------------------------------------------------------------------------------  --------------
                                             Deferred
                          Acquisition     Exploration          Recovery
                                Costs    Expenditures            Costs      Write-off            Total            Total
                       --------------------------------------------------------------------------------------------------
Manahuilla Creek,       $     115,154    $    436,930     $          -    $   (522,084)   $     30,000     $    551,509
  Texas
Stewart Leases, Texas         285,888         809,469         (842,906)              -         252,451          128,652
Beaver Dam Creek,
  Louisiana                    13,533         107,079                -        (120,612)              -          115,190
Whatley Prospect,
  Texas                             -         220,612                -               -         220,612          251,633
Minton Prospect,
  Saskatchewan                      -         274,621                -        (274,621)              -                -
                       --------------------------------------------------------------------------------------------------
                       $      414,575   $   1,848,711    $    (842,906)       (917,317)        503,063    $   1,046,984
                       --------------------------------------------------------------------------------------------------

      a)    MANAHUILLA CREEK, TEXAS

            The Company acquired a 27.41% participating interest that entitles a 20% working interest in the Manahuilla Creek Prospect in Goliad County, Texas.

            To earn its interest in the property, the Company paid a prospect fee of $106,877 (US$80,000) and its proportionate share of costs on a prospective test well on the property. During the year the Company wrote this prospect down to the net realizable value.

      b)    BEAVER DAM CREEK, LOUISIANA

            In the prior year the Company reached an agreement with New Century Exploration, Inc. ("New Century") of Houston, Texas to acquire a 6.6667% Participating Interest that entitles a 5% Working Interest in the Beaver Dam Creek Prospect located in St. Helena Parish, Louisiana. During the year, the Company abandoned its interest in the Beaver Dam Creek Prospect.

      c)    WHATLEY PROSPECT, TEXAS

            The Company reached an agreement with PB Energy USA, Inc. ("PB") to acquire a 12% Participating Interest that entitles a 9% Working Interest in the Whatley #1 Development Prospect in the 312-acre lease in Spartan Field, San Patricio County, Texas. The Company paid approximately US$192,000 for its total share of a test well on the property. During the year, the Company has received some sundry revenue from petroleum and natural gas, this amount has been offset against the deferred development costs.

            A director and officer of the Company held a 1.125% working interest in this prospect prior to becoming a director and officer.

            During the previous year, PB loaned the Company US$50,000 to pay for the Company's portion of the drilling cost. The loan bears interest at 12% per annum repayable on September 30, 2004. As at February 28, 2006, $23,263 is still outstanding.

- ------------------------------------------------------------------------------

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- ------------------------------------------------------------------------------

4.    PETROLEUM AND NATURAL GAS INTERESTS - CONTINUED

      d)    STEWART LEASES, TEXAS

            During the previous year, the Company purchased two oil and gas leases located in Goliad County, Texas. The Company paid approximately US$206,828 for the 544 acre leases which are located within the Jobar Field. During the current year, the Company syndicated out 70% of the working interest in the leases thereby recovering $842,906 of its acquisition and exploration costs. During the year the Company has received some sundry revenue from petroleum and natural gas, this amount has been offset against the deferred development costs as the company is using these funds for future development.

            A director and officer held a 2.5% working interest in this prospect prior to becoming a director and officer.

      e)    MINTON PROSPECT, SASKATCHEWAN

            During the year, the Company entered into a seismic option agreement with Purcell Energy Ltd. to acquire up to a 65% working interest in 3,200 acres of exploration land located in the Minton & Edna Lake areas of the Williston Basin of South-eastern Saskatchewan, Canada. Under the option agreement, Horizon may earn its interest in the Minton lease by underwriting 100% of a 3D seismic survey over the Minton block and drilling a Test Well. During the year, the Company abandoned its interest in the Minton Prospect.

      At February 28, 2006, all of the Company's oil and gas properties are considered unproven. Based on the status of the Company's exploration activities, including the drilling of test wells, management has determined that no impairment has occurred.

      Ownership in petroleum and natural gas interests involves certain inherent risks due to the difficulties in determining the validity of certain interests as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many petroleum and natural gas interests. The Company has investigated the ownership of its interests and, to the best of its knowledge, they are in good standing.

- ------------------------------------------------------------------------------

5.    CONVERTIBLE LOAN

      In January 2006, the Company completed a convertible loan financing with an unrelated third party for total proceeds of $200,000. The loan bears interest at 12% per annum and has a maturity date of January 23, 2007. In addition the Company agreed to pay a bonus of $30,000 to be paid at the maturity date, the $30,000 bonus has been set up as deferred financing fees with $2,500 expensed during the year. The loan and the bonus, at the option of the lender, can be converted into one common share at the greater of the current market price of a floor price or $0.25 per share. In the event that the lender elects to convert to common shares the Company has the right to elect to repay up to 50% of the loan and bonus in cash. In the event that the lender does not elect to convert the loan and bonus into common share the Company has the right to convert 50% of the loan and bonus into common shares and repay the remaining 50% in cash. The Company paid a finders fee of $6,000.

- -----------------------------------------------------------------------------

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- ----------------------------------------------------------------------------

6.    SHARE CAPITAL

      a)    Authorized: 100,000,000 common shares without par value

      b)    Issued and fully paid:

                                               FEBRUARY 28, 2006              February 28, 2005
                                         -----------------------------  -----------------------------
                                           NUMBER OF          STATED      Number of          Stated
                                              SHARES         CAPITAL         Shares         Capital
                                         ------------------------------------------------------------
      Common Shares
         Balance, beginning of year        9,600,000   $   1,753,880      6,660,000   $   1,117,610
         Private placements                4,962,000         897,620      1,350,000         445,500
         Exercise of warrants                      -               -      1,590,000         222,600
         Issuance of shares for debt         182,250          27,350              -               -
         Exercise of options                 150,000          27,286              -               -
                                         ------------------------------------------------------------
                                          14,894,250       2,706,136      9,600,000       1,785,710
      Share issuance costs                         -         (19,332)             -         (31,830)
                                         ------------------------------------------------------------
                                          14,894,250   $   2,686,804      9,600,000   $   1,753,880
                                         ------------------------------------------------------------

            (i) During the year, the Company completed a non-brokered private placement of 2,000,000 units at $0.15 per unit for gross proceeds of $300,000. Each unit consists of one common share and one common share purchase warrant. Two share purchase warrants entitle the holder to acquire one common share of the Company at $0.20 per share for the first year and $0.25 per share for the second year from the closing date. A Director and officer and a former director and officer of the Company purchased 420,000 units for total proceeds of $63,000. In the prior year the Company had received $229,500 in cash relating to this private placement.

            (ii) During the year, the Company completed a non-brokered private placement of 1,205,000 units at $0.22 per unit and 627,000 flow-through shares at $0.26 per unit for aggregate gross proceeds of $428,120. Each unit consists of one common share and one common share purchase warrant. There were no warrants issued in respect to the flow-through shares. One share purchase warrant entitles the holder to acquire one common share of the Company at $0.32 per share for two years. A former director and officer of the Company purchased 200,000 units for total proceeds of $44,000.

            (iii) During the year, the Company completed a non-brokered private placement of 1,130,000 units at $0.15 per unit for gross proceeds of $169,500. Each unit consists of one common share and one-half common share purchase warrant. One-half share purchase warrant entitles the holder to acquire one common share of the Company at $0.20 per share for one year. Directors and officers of the Company purchased 190,000 units for total proceeds of $28,500.

            (iv) During the year the Company issued 182,500 shares in settlement of $27,350 of accounts payable. Of this settlement 40,000 shares were issued to a Director and Officer of the company representing $6,000 as payment of services. Another 40,000 shares were issued to a consultant who subsequently became a director and officer of the Company also representing $6,000 for consulting services to the Company.

      c) During the year, 300,000 shares were release from escrow leaving no shares in escrow.

- ------------------------------------------------------------------------------

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- -----------------------------------------------------------------------------

6.    SHARE CAPITAL - CONTINUED

      d) During the previous year, the Company adopted a formal stock option plan (the "Plan"). The Plan is referred to as a "rolling" plan and provides for an aggregate number of shares reserved for issuance thereunder up to 10% of the Company's issued common shares at the time of the grant of a stock option under the Plan. Stock options are granted with an exercise price in accordance with TSX-V policy. As at February 28, 2006, the Company has outstanding stock options entitling the holders to acquire additional common shares as follows:

            A summary of the Company's options at February 28, 2006 and the changes for the year are as follows:

                                 Outstanding                                          Outstanding
            Exercise            February 28,                          Expired or     February 28,
            Price                       2005     Granted   Exercised   Cancelled             2006  Expiry date
            ---------------------------------------------------------------------------------------------------------
            $0.14                    150,000           -   (150,000)           -                -  October 1, 2005
            $0.25                    115,000           -           -    (115,000)               -  November 14, 2005
            $0.38                    325,000           -           -    (325,000)               -  January 30, 2006
            $0.30                    180,000           -           -           -          180,000  August 3, 2009
            $0.20                          -     200,000           -    (100,000)         100,000  March 15, 2010
            $0.20                          -     190,000           -           -          190,000  April 1, 2010
            $0.17                          -     225,000           -           -          225,000  October 6,2010
            $0.20                          -     100,000           -           -          100,000  November 1, 2007
            $0.25                          -     100,000           -           -          100,000  December 5, 2010
            $0.20                          -     100,000           -           -          100,000  January 31, 2011
            ---------------------------------------------------------------------------------------------------------
                                     770,000     915,000   (150,000)    (540,000)         995,000
            ---------------------------------------------------------------------------------------------------------

                                                                       Exercise Price
                                              Number of Shares           Per Share          Expiry Date
            ---------------------------------------------------------------------------------------------------------
            Directors and officers                      100,000             $0.20           March 15, 2010
                                                     *  190,000             $0.20           April 1, 2010
                                                        225,000             $0.17           October 6, 2009
                                                        180,000             $0.30           August 3, 2009
                                                        100,000             $0.25           December 5, 2010
                                                        100,000             $0.20           January 31 ,2011
            Non-Employees                           **  100,000             $0.20           November 1, 2007
                                          ------------------------
                                                        995,000
                                          ------------------------

            *     All of these options were exercised subsequent to year end.

            ** All options vest immediately with the exception of options granted for investor relation services which vest in accordance with the TSX-V policy at one quarter every three months. At the year ended February 28, 2006 50,000 options had not vested.

- ------------------------------------------------------------------------------

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- -----------------------------------------------------------------------------

6.    SHARE CAPITAL - CONTINUED

      The weighted average fair value of the stock options granted during the year is estimated at $0.22. The total expense relating the options granted is $109,269. During the year, the Company recorded compensation expense totalling $101,433 (2005 - $36,627) of this $3,918 (2005 $NIL) relates to options granted to investor relations by using the Black-Scholes option-pricing model with the following assumptions:

      ------------------------------------------------------------------------
      Expected dividend yield                                                -
      Expected stock price volatility                                   69.91%
      Risk-free interest rate                                            3.77%
      Expected life of options                                         5 years
      ------------------------------------------------------------------------

      Option pricing models require the input of highly subjective assumptions including the estimate of the share price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

e)    CONTRIBUTED SURPLUS

                                                             February 28,         February 28,
                                                                     2006                 2005
      ------------------------------------------------------------------------------------------
      Balance, beginning of year                       $           63,800   $           27,173
      Fair value of stock options issued                          101,433               36,627
      Value assigned to options exercised                          (6,286)                   -
      ------------------------------------------------------------------------------------------
      Balance, end of year                             $          158,947   $           63,800
      ------------------------------------------------------------------------------------------

f)    WARRANTS

                          Outstanding                                             Outstanding
      Exercise           February 28,                            Expired or      February 28,
      Price                      2005     Granted    Exercised    Cancelled              2006  Expiry date
      -------------------------------------------------------------------------------------------------------------
      $0.33                 1,350,000           -            -   (1,350,000)                -  March 21, 2005
      $0.30                 1,660,000           -            -   (1,660,000)                -  December 18, 2005
      $0.20/$0.25                   -   1,000,000            -            -         1,000,000  March 8, 2007
      $0.32                         -   1,205,000            -            -         1,205,000  June 7, 2007
      $0.20                         -     565,000            -            -           565,000  November 17,2006
      -------------------------------------------------------------------------------------------------------------
                            3,010,000   2,770,000            -   (3,010,000)        2,770,000
      -------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------
                                     F-14

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- -----------------------------------------------------------------------------

7.    SEGMENTED INFORMATION

      The Company has one operating segment, which is oil and gas exploration. In the current year, all of the Company's exploration expenses are incurred in the U.S. All of the Company's assets and other expenses are in Canada.

- ----------------------------------------------------------------------------

8.    RELATED PARTY TRANSACTIONS

      Except as noted elsewhere in these financial statements, the aggregate amount of expenditures made to parties not at arms length to the Company consist of the following:

      a) During the year, management fees of $70,870 (2005 - $68,615) were paid to directors and officers, of the Company and to a Company with directors in common.

      b) During the year, professional fees of $44,000 (2005 - $27,000) were paid to a director and officer of the Company.

      c) During the year, consulting fees of $32,500 (2005 - $NIL) was paid to an individual prior to becoming a director and officer of the Company.

      d) During the year, consulting fees of $9,775 (2005 - $NIL) were paid to a director and former officer of the Company. The director resigned subsequent to the year-end.

      e)    During the year, the Company prepaid management fees of $7,500 (2005
            - $NIL) to a director and officer of the Company.

      The above transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

- -----------------------------------------------------------------------------

9.    INCOME TAXES

      The Company has approximately $424,000 of Canadian deferred oil and gas expenditures which may be carried forward and used to reduce prescribed taxable income in future years.

      The Company has incurred non-capital losses for tax purposes of approximately $1,166,000 which may be carried forward and used to reduce taxes on future income. The losses expire as follows:

      2007                                                     $          4,000
      2008                                                               77,000
      2009                                                               57,000
      2010                                                              113,000
      2011                                                              159,000
      2015                                                              346,000
      2016                                                              410,000
                                                              -----------------
                                                               $      1,166,000
                                                              -----------------

- -----------------------------------------------------------------------------

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- -----------------------------------------------------------------------------

10.   COMMITMENTS

      a) The Company entered into a three year agreement on November 1, 2005 with a director and officer for management and administrative services to the Company for consideration of minimum $8,500 per month plus GST, plus reimbursement of all travelling and direct expenses incurred. During the first three months of the agreement consideration was $6,000 plus GST.

      b) The Company entered into a three year agreement on November 1, 2005 with a director and officer for management and administrative services to the Company for consideration of minimum $5,500 per month plus GST, plus reimbursement of all travelling and direct expenses incurred.

      c) The Company entered in a five-year office space lease expiring in April 2010. The minimum annual payment is $31,780 per year.

- -----------------------------------------------------------------------------

11.   FINANCIAL INSTRUMENTS

      Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

      The carrying value of cash and cash equivalents, amounts receivable, note payable, convertible loan and accounts payable approximate their fair value because of the short-term nature of those instruments.

- -----------------------------------------------------------------------------

12.   COMPARATIVE FIGURES

      Certain of the comparative figures have been reclassified to conform with the current year presentation.

- -----------------------------------------------------------------------------

HORIZON INDUSTRIES LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005
EXPRESSED IN CANADIAN FUNDS

- ----------------------------------------------------------------------------

13.   SUBSEQUENT EVENTS

      a) Subsequent to the year-end, the Company granted 420,000 stock options to directors, officers and consultants of the Company exercisable at $0.30 for a period of 5 years.

      b) Subsequent to the year-end, the Company entered into an agreement with the leaseholders of the Funk Prospect in Goliad County, Texas to acquire a 100% working interest in the 400 acre prospect. Consideration for the leases is US$40,000 and a prospecting fee of CDN$25,000.

      c) Subsequent to the year-end, the Company completed a non-brokered private placement of 100,000 units at $0.18 per unit for gross proceeds of $18,000. Each unit consists of one common share and one common share purchase warrant. Each share purchase warrant entitles the holder to acquire one common share of the Company at $0.25 per share for one year from the date of closing.

      d) Subsequent to the year-end, the Company completed a non-brokered private placement of 1,470,000 units at $0.30 per unit for gross proceeds of $441,000. Each unit consists of one common share and one common share purchase warrant. Each share purchase warrant entitles the holder to acquire one common share of the Company at $0.35 per share for two years from the date of closing. Directors and Officers of the Company purchased 131,500 units for total proceeds of $39,450.

      e) Subsequent to the year-end, the Company entered into an agreement with a third party for certain rights to licensing of 3D Seismic data. Consideration for this data will be US$504,000.